UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   May 2, 2013

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)
Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Boulevard Clearwater, Florida 33768 (Address of principal executive offices) (Zip Code) 727.288.2738 Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(3) As previously announced, the Board of Directors (the “Board”) of As Seen On TV, Inc. (the “Company”) has appointed Ronald C. Pruett, Jr. to serve as President and Chief Executive Officer of the Company. On May 2, 2013, the Company and Mr. Pruett entered into an employment agreement (the “Agreement”), effective May 1, 2013. The term of the Agreement is for one year and will be automatically renewed for successive one-year periods unless a notice of non-renewal is given by either party or the Agreement is otherwise terminated sooner in accordance with its provisions.

Pursuant to the Agreement, Mr. Pruett will receive an annual base salary of $275,000, together with an additional salary of $275,000 during the first year of his employment with the Company.  Mr. Pruett’s base salary may be increased from time to time as determined by the Compensation Committee (the “Committee”) of the Board.

In addition to his base salary, Mr. Pruett will be entitled to receive an annual cash bonus calculated by reference to the Company’s actual performance during the immediately preceding fiscal year measured against a revenue and adjusted EBITDA target to be established by Mr. Pruett and the Committee and approved by the Board.  The bonus will be calculated on a sliding scale illustrated as follows:

Percentage of Performance Target Achieved	Percentage of Base Salary Paid as Incentive Bonus
120% or greater	200%
110%	150%
100%	100%
95%	50%
<95%	0%

Any bonus calculated as set forth above will be reduced by one-third until the aggregate amount of all such reductions is equal to $275,000.

Subject to Committee approval, Mr. Pruett will be entitled to receive options to purchase 425,000 shares (the “First Option Grant”) of the Company’s common stock and a second option grant to purchase 2,625,000 shares (the “Second Option Grant”) of the Company’s common stock.  The First Option Grant will vest on the grant date and have an exercise price equal to the average of the high bid and low asked prices of the Company’s common stock on the OTC markets on the trading day immediately preceding the grant date.  The Second Option Grant will have a per share exercise price equal to the higher of (i) $0.70 and (ii) the average of the high bid and low asked prices of the Company’s common stock on the OTC markets on the trading day immediately preceding the grant date.  The Second Option Grant will vest as follows:

Percentage of Second Option Grant	Vesting Date
25%	Grant Date
25%	May 1, 2014
25%	November 1, 2014
25%	May 1, 2015

Subject to Committee approval and provided that the Agreement has not been terminated, on December 31, 2013 Mr. Pruett will become entitled to receive a subsequent grant consisting of, at the Committee’s option: (i) stock options, (ii) restricted stock or other securities issuable under any Company equity incentive plan or (iii) any combination of the foregoing (the “Subsequent Grant”).  The aggregate value of the Subsequent Grant shall be at least $918,750.  The Subsequent Grant will vest as follows:

Percentage of Subsequent Grant	Vesting Date
25%	Grant Date
25%	May 1, 2014
25%	November 1, 2014
25%	May 1, 2015

If Mr. Pruett’s employment is terminated due to death, his estate will receive (i) three months’ base salary at his then current rate in a lump sum payment and (ii) one year of continued coverage under the Company’s employee benefit plans.  If Mr. Pruett’s employment is terminated due to disability, he will receive (i) six months’ base salary at his then current rate, (ii) one year of continued coverage under the Company’s employee benefit plans and (iii) any earned but unpaid bonuses, provided that the Company may credit against such amounts any proceeds paid to Mr. Pruett with respect to any disability policy maintained for his benefit.

If Mr. Pruett’s employment is terminated by the Company without cause or following a change in control or by Mr. Pruett for good reason or following a change in control, Mr. Pruett will receive (i) 12 months’ base salary at his then current rate, (ii) continued provision during such 12-month period of benefits under the Company’s employee benefit plans, (iii) immediate vesting of all granted but unvested stock options and (iv) a prorated payment of any bonus or other payments earned in connection with any bonus plan in which Mr. Pruett participated at the time of termination.  The amount of each payment under (i) shall be reduced by one dollar for each three dollars otherwise payable, until the aggregate amount of all such reductions, together with the aggregate amount of bonus reductions described above, equals $275,000.

Mr. Pruett will not be entitled to any compensation if his employment is terminated by the Company for cause or by Mr. Pruett in the absence of good reason.

The foregoing description of the Agreement is qualified in its entirety by the full text of the Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated May 1, 2013, between As Seen On TV, Inc. and Ronald C. Pruett, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

By:	/s/ Dennis W. Healey
Dennis W. Healey
Chief Financial Officer

Date: May 7, 2013

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated May 1, 2013 between As Seen On TV, Inc. and Ronald C. Pruett, Jr.

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